Exhibit 99.1

      NEW FRONTIER MEDIA REPORTS 2006 FISCAL YEAR FOURTH QUARTER RESULTS

    BOULDER, Colo., June 6 /PRNewswire-FirstCall/ --
New Frontier Media, Inc. (Nasdaq: NOOF), a worldwide producer and distributor of general and adult-themed motion picture entertainment, today announced its 2006 fiscal year fourth quarter results.

    The Company reported a 19% increase in quarterly revenue to $12.9 million from $10.8 million for the same quarter a year ago. Net income for the current year quarter was $3.3 million compared to $2.4 million for the same quarter a year ago, representing an increase of 38%. Net income for the current year quarter reflects a 25% tax rate due to the release of the Company's valuation allowance for its deferred tax asset related to its net operating losses. The Company reported earnings per share of $0.14 per fully diluted share for the quarter ended March 31, 2006 as compared with $0.10 per fully diluted share for the same quarter a year ago, representing a 40% increase.

    "We are extremely pleased with our fourth quarter results. Overall, I feel that the 2006 fiscal year was a complete success with the acquisition of MRG Entertainment and the continued growth of our revenue from VOD even in the face of increasing competition," stated Michael Weiner, Chief Executive Officer of New Frontier Media, Inc. "With the recent launch of our two linear services on the largest DBS platform in the U.S., we now reach over 120 million network households, making us the most widely distributed brand of adult entertainment in the country," continued Mr. Weiner.

    Pay TV

    The Company's Pay TV Group reported revenue of $11.1 million for the quarter ended March 31, 2006, as compared to $10.1 million for the quarter ended March 31, 2005, which represents an increase of 10%. Of this, revenue from the Pay TV Group's pay-per-view ("PPV") services declined 2% to $5.7 million for the quarter ended March 31, 2006 from $5.8 million for the quarter ended March 31, 2005. Revenue from the Pay TV Group's video-on-demand ("VOD") service provided both to the cable and hotel markets, increased 41% to $4.8 million for the quarter ended March 31, 2006, from $3.4 million for the quarter ended March 31, 2005. Revenue from the Pay TV Group's C-Band service decreased 33% to $0.6 million for the quarter ended March 31, 2006, from $0.9 million for the quarter ended March 31, 2005.

    The Pay TV Group's PPV revenue decreased due to a decline in revenue from the Company's largest customer. This decline was partially offset by an increase in revenue from the re-launch of the Pay TV Group's TEN*Blox network by an affiliated system that had removed most of its adult content on its PPV platform over a year ago, as well as to an increase in revenue from new launches of its PPV services.

    The increase in the Pay TV Group's VOD revenue year-over-year for the quarter is related to an increase in VOD revenue from the platform on which the Pay TV Group had experienced the addition of competition a year ago, as well as to an increase in revenue from distribution on the VOD platforms of several new MSOs added during the 2006 fiscal year.

    EBITDA for the Pay TV Group was $6.1 million for the quarter ended March 31, 2006, as compared to EBITDA of $4.7 million for the quarter ended March 31, 2005, representing an increase of 30%. Gross margin for the Pay TV Group increased to 71% for the quarter ended March 31, 2006 from 64% for the quarter ended March 31, 2005. Operating expenses were flat at $2.1 million for both quarters ended March 31, 2006 and 2005, respectively.

    Internet Group

    The Company's Internet Group reported net revenue of $0.6 million for the quarter ended March 31, 2006 as compared to revenue of $0.7 million for the quarter ended March 31, 2005, representing a decrease of 14%. EBITDA for the Internet Group declined to $0.1 million for the quarter ended March 31, 2006 from $0.2 million for the quarter ended March 31, 2005. EBITDA for the quarter ended March 31, 2005 excludes a one-time restructuring gain of $0.4 million.

    Film Production Group

    The Company completed its acquisition of MRG Entertainment, Inc. and its affiliated companies ("MRG") on February 10, 2006. This segment will be referred to as the Film Production Group in the Company's filings. The results of this segment are for the period February 11 - March 31, 2006.

    The Film Production Group reported revenue of $1.1 million, cost of sales of $0.6 million and breakeven EBITDA for the period ended March 31, 2006. Future operating results for this segment will be impacted by the following factors: a) higher than normal film amortization costs due to the valuation of the acquired film library; b) amortization of identifiable purchased intangibles valued at $4.7 million; and c) accrual of contingent earnout payments related to the acquisition.

    Corporate Administration Expenses

    Corporate administration expenses declined 12% to $1.5 million for the quarter ended March 31, 2006 from $1.7 million for the quarter ended March 31, 2005. The decline in year-over-year quarterly corporate administration expenses is primarily related to a decrease in accounting costs related to the Company's compliance with Section 404 of the Sarbanes-Oxley Act. The decline in these costs was partially offset by an increase in consulting and legal fees during the current year quarter.

    Future Outlook

    The Company is providing the following guidance for FY 2007:

    Revenue $56.5 million - $58.5 million
    Net Income of $7.7 million - $8.9 million
    EPS of $0.32 - $0.37 per fully diluted share

    Guidance for the 2007 fiscal year includes approximately $0.8 million in pre-tax stock option expense for currently issued and outstanding stock options. At this time, we are unable to predict what additional stock options may be issued and what impact this would have on our guidance.

    The Company's financial picture for FY 2007 is made clearer by a view of its free cash flow, which is estimated to be $18.0 - $20.0 million. Earnings for the year will be impacted by the following, non-cash items:

    * Higher than normal film amortization due to the valuation of the MRG library. Based on the valuation completed as part of the acquisition, the value of MRG's acquired film library of $8.9 million is 2 1/2 times greater than its pre-acquisition value, resulting in higher amortization for the titles that existed at the acquisition date. As MRG begins to monetize content that it is currently producing, the amortization expense should decline.

    * Amortization of over $4.6 million of purchased intangibles related to the MRG acquisition. The Company is still assessing the value of these intangibles and this valuation is subject to change.

    * Approximately $0.8 million in stock option expense for currently issued and outstanding stock options.

    Conference Call Information

    New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time. The participant phone number for the conference call is (800)-219-6110. To participate in the web cast please log on to www.noof.com and click on "Investor Relations" and then "Webcasts & Events." A replay of the conference call will be available for seven days after 1 p.m. Eastern Time on June 6, 2006 at (800)-405-2236, access code 11062066#.
The replay will also be archived for twelve months on the Corporate web site at www.noof.com. This press release can be found on the Company's corporate web site, www.noof.com, under "Investor Relations/News Releases."

    This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," or variations of such words are intended to identify such forward-looking statements. All statements in this release regarding our Fiscal 2007 guidance, estimated free cash flow of $18 - $20 million, the future outlook related to New Frontier Media and the outcome of any contingencies are forward-looking statements. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. All forward-looking statements made in this press release are made as of the date hereof, and the company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to the Company's Form 10-K and other filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports. Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.

    ABOUT NEW FRONTIER MEDIA, INC.

    New Frontier Media, Inc. is a worldwide producer and distributor of adult-themed and general motion picture entertainment. Under the TEN trademark, the Company delivers seven, full-time adult-themed pay-per-view networks to cable and satellite operators across the United States. These services reach over 120 million network homes. Additionally, the Company is a leading provider of adult-themed Video-on-Demand content to cable and satellite platforms, as well as to the hospitality industry.

    New Frontier Media's MRG Entertainment unit produces original, adult-themed content and series that are distributed on premium movie channels in the U.S. and around the world. MRG Entertainment also develops and produces original, adult-themed event programming that is widely distributed on satellite and cable platforms in the U.S. Additionally, MRG Entertainment manages a sales operation, which matches independent, mainstream film producers with film distributors around the world.

    New Frontier Media owns and operates a digital broadcast infrastructure in Colorado, which serves content to broadcast, IP and wireless networks around the world.

    For more information about New Frontier Media, Inc. contact Karyn Miller, Chief Financial Officer, at (303) 444-0900, extension 102, and please visit our web site at www.noof.com.

    Contact:  Karyn L. Miller, Chief Financial Officer
              (303) 444-0900 ext. 102
              kmiller@noof.com

Consolidated Operating Results

(in '000's except per share amounts)

                                           (Unaudited)               (Audited)
                                         Quarter Ended           Fiscal Year Ended
                                            March 31,                 March 31,
                                     ----------------------    ----------------------
                                       2006         2005         2006          2005
                                     ---------    ---------    ---------    ---------
Revenue                              $  12,938    $  10,785    $  46,851    $  46,277

Cost of Sales                           (4,113)      (3,970)     (14,848)     (16,047)

Gross Profit                             8,825        6,815       32,003       30,230

Operating Expenses                      (4,640)      (4,051)     (16,003)     (14,413)

Operating Income                         4,185        2,764       16,000       15,817

Other Income                               238          551        1,107          346

Net Income Before Taxes                  4,423        3,315       17,107       16,163

Provision For Income Taxes              (1,123)        (907)      (5,824)      (5,041)

Net Income                           $   3,300    $   2,408    $  11,283    $  11,122

Basic Income Per Share               $    0.13    $    0.11    $    0.49    $    0.50

Diluted Income Per Share             $    0.14    $    0.10    $    0.48    $    0.48

Basic Shares Outstanding                23,297       22,485       22,876       22,265

Diluted Shares Outstanding              23,770       23,192       23,338       23,067

Reconciliation of Net Income to EBITDA as reported

                                          (Unaudited)                (Audited)
                                         Quarter Ended           Fiscal Year Ended
                                            March 31,                 March 31,
                                     ----------------------    ----------------------
                                        2006        2005          2006        2005
                                     ---------    ---------    ---------    ---------
Net Income                           $   3,300    $   2,408    $  11,283    $  11,122

Adjustments:
  Depreciation/
   Amortization (1)                        489          382        1,489        1,713
  Interest Expense                           3           19           41          104
  Interest Income                         (262)        (168)      (1,155)        (403)
  Income Taxes                           1,123          907        5,824        5,041
  Restructuring Recovery                     0         (400)           0         (546)

EBITDA as reported                       4,653        3,148       17,482       17,031

  Content Amortization                   1,425        1,050        4,502        4,125
  Cash Investments in
   Content                              (1,064)        (798)      (3,510)      (2,287)

Adjusted EBITDA                      $   5,014    $   3,400    $  18,474    $  18,869

(1) Amortization excludes amortization of content

    The Condensed Statement of Operations should be read in conjunction with the Company's Form 10Q, 10-K and other filings with the Securities and Exchange Commission. To obtain a copy please contact New Frontier Media, Inc.

Consolidated Balance Sheet

                                          (Audited)         (Audited)
                                          (in 000s)         (in 000s)
                                        March 31, 2006    March 31, 2005
                                        --------------    --------------
CURRENT ASSETS:
  Cash and Cash Equivalents             $       12,611    $       18,403
  Restricted Cash                                2,646                 0
  Marketable Securities                          8,730             9,075
  Accounts Receivable, net                      12,395             8,034
  Deferred Tax Asset                               444               382
  Other                                            871             1,250
     TOTAL CURRENT ASSETS                       37,697            37,144

FURNITURE AND EQUIPMENT, net                     4,082             4,191

OTHER ASSETS:
  Prepaid Distribution Rights, net               8,877             9,721
  Marketable Securities                          1,936             4,547
  Recoupable Costs and Producer
  Advances                                       1,203                 0
  Film Costs, net                               10,412                 0
  Goodwill                                      16,744             3,743
  Other Identifiable Intangible
  Assets, net                                    4,687               101
  Other                                          1,127               837

     TOTAL OTHER ASSETS                         44,986            18,949

TOTAL ASSETS                            $       86,765    $       60,284

CURRENT LIABILITIES:
  Accounts Payable                      $        2,151    $        1,868
  Taxes Payable                                    677                 0
  Producer Payables                                546                 0
  Deferred Revenue                                 754               484
  Due to Related Party                             250                 0
  Accrued Compensation                           1,857             1,263
  Accrued Transport                                645               647
  Accrued Legal and Accounting fees                240               662
  Accrued Liabilities                            1,365               728
     TOTAL CURRENT LIABILITIES                   8,485             5,652

LONG TERM LIABILITIES:
  Deferred Tax Liability                         1,268                 5
  Due to Related Party                           1,000                 0
  Taxes Payable                                  1,359                 0
  Other Long-Term Liabilities                    3,408               961
     TOTAL LONG-TERM LIABILITIES                 7,035               966
        TOTAL LIABILITIES                       15,520             6,618

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
  Common Stock                                       2                 2
  Additional Paid-in Capital                    61,488            55,173
  Retained Earnings
  (Accumulated Deficit)                          9,829            (1,454)
  Accumulated Other
  Comprehensive Loss                               (74)              (55)
     TOTAL SHAREHOLDERS' EQUITY                 71,245            53,666

TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY                                 $       86,765    $       60,284

SOURCE  New Frontier Media, Inc.
    -0-                             06/06/2006
    /CONTACT: Karyn L. Miller, Chief Financial Officer of New Frontier Media, Inc., +1-303-444-0900 ext. 102, kmiller@noof.com/
    /Web site:  http://www.noof.com /